Exhibit 2.1

PLAN OF CONVERSION

of

SEVEN HILLS REALTY TRUST,

a Maryland statutory trust,

into

SEVEN HILLS REALTY TRUST,

a Maryland real estate investment trust

This Plan of Conversion (this “Plan”), pursuant to Section 12-1002 of the Maryland Statutory Trust Act and Section 8-702 of the Maryland REIT Law, sets forth and accounts for the conversion of Seven Hills Realty Trust, a Maryland statutory trust, into Seven Hills Realty Trust, a to-be-formed Maryland real estate investment trust (the “Conversion”).

1.	Name and Form of Converting Entity. The name of the converting entity is Seven Hills Realty Trust, a Maryland statutory trust formed under the Maryland Statutory Trust Act (the “Converting Entity”).

2.	Name and Form of Converted Entity. The name of the converted entity is Seven Hills Realty Trust, a real estate investment trust to be formed under the Maryland REIT Law (the “Converted Entity”).

3.	Terms and Conditions of Conversion. The terms and conditions of the Conversion are as follows:

a.	Effective Time of Conversion. The effective time of the Conversion will be at 4:01 p.m., on December 22, 2021 (the “Effective Time”). Upon the Effective Time, the Converting Entity will be converted into the Converted Entity.

b.	Declaration of Trust. The Declaration of Trust of Seven Hills Realty Trust, attached to this Plan as Exhibit A, will be the Declaration of Trust of the Converted Entity as of the Effective Time.

c.	Bylaws. The Bylaws of Seven Hills Realty Trust, attached to this Plan as Exhibit B, will be the Bylaws of the Converted Entity as of the Effective Time.

d.	Trustees and Officers. The six (6) trustees of the Converting Entity in office immediately prior to the Conversion, Barbara D. Gilmore, Matthew P. Jordan, William A. Lamkin, Joseph L. Morea, Adam D. Portnoy, and Jeffrey P. Somers will serve as trustees of the Converted Entity at and after the Effective Time in the respective classes designated in the Declaration of Trust of the Converted Entity, until their respective successors are duly elected and qualified. Subject to the authority of the Board of Trustees as provided by law and the Bylaws of the Converted Entity, the officers of the Converting Entity immediately prior to the Conversion will be the officers of the Converted Entity immediately following the Effective Time.

4.	Conversion of Equity. The manner of carrying the Conversion into effect, and the manner and basis of converting the equity of the Converting Entity into the securities of the Converted Entity is as follows: Each common share of beneficial interest, $0.001 par value per share, of the Converting Entity shall be converted into one common share of beneficial interest, $0.001 par value per share, of the Converted Entity, without the necessity of any action on the part of the holder; provided, that any common share of the Converted Entity that is issued pursuant to the Conversion in respect of a common share of the Converting Entity that was subject to any vesting requirements or other terms and conditions immediately prior to the Conversion, shall be subject to the same vesting requirements or other terms and conditions immediately following the Conversion.

5.	Effect of the Conversion. At the Effective Time, the Converted Entity will succeed to and will possess and enjoy all the rights, privileges, immunities, powers and franchises, both of a public and private nature, of the Converting Entity, and all property, real, personal, and mixed, including patents, trademarks, trade names, and all debts due to the Converting Entity on whatever account, for securities subscriptions as well as for all other things in action or all other rights belonging to said organization; and all said property, rights, privileges, immunities, powers and franchises, and all and every other interest will thereafter be the property of the Converted Entity as effectively as they were of the Converting Entity, and the title of any real estate vested by deed or otherwise in the Converting Entity will not revert or be in any way impaired by reason of the Conversion; provided, however, that all rights of creditors and all liens upon any property of the Converting Entity will be preserved unimpaired, limited in lien to the property affected by such liens prior to the Effective Time, and all debts, liabilities, and duties of said Converting Entity will attach to the Converted Entity and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted in the first instance by the Converted Entity.

6.	Tax Matters. The Conversion is intended to qualify as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). The Converting Entity and the Converted Entity are each intended to be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

7.	Accounting Matters. The assets and liabilities of the Converting Entity as of the Effective Time will be taken up on the books of the Converted Entity at the amounts at which they were carried at that time on the books of the Converting Entity. The accounting procedures and depreciation schedules and procedures of the Converting Entity will be the procedures and schedules of the Converted Entity.

8.	Filing of Articles of Conversion. Upon adoption and approval of the Plan by the trustees of the Converting Entity, the Articles of Conversion will be executed and delivered to the Maryland State Department of Assessments and Taxation for filing in accordance with Section 12-1002 of the Maryland Statutory Trust Act and Section 8-702 of the Maryland REIT Law.

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9.	Amendment of Certain Documents. After the Effective Time, the President, the Treasurer and Chief Financial Officer, any Vice President, the Secretary and each Managing Trustee of the Converted Entity (each, an “Authorized Representative” and collectively, the “Authorized Representatives”) shall cause the amendment and restatement of the Converted Entity’s equity compensation plan and form of award agreement, indemnification agreement and its policies, procedures, handbooks and other materials as are deemed necessary and advisable by the Authorized Representatives to reflect the Conversion.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Plan of Conversion as of the date below.

Date: December 21, 2021

SEVEN HILLS REALTY TRUST,
a Maryland statutory trust

By:	/s/ Thomas J. Lorenzini
Name: Thomas J. Lorenzini
Title: President

Exhibit A

Declaration of Trust

See Attached

Exhibit B

BYLAWS

See Attached